                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13 G



                    Under the Securities Exchange Act of 1934


                                 Landauer, Inc.
                   ------------------------------------------
                                (Name of Issuer)


                                 Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)


                                   51476K103
                   ------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement X. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 6 Pages

CUSIP No. 51476K103
          ---------

________________________________________________________________________________
1)   Names of Reporting Persons
     S.S. or I.R.S. Identifica-                  SAFECO Asset Management Co.
     tion Nos. of Above Persons                  SAFECO Corporation
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Washington - SAFECO
     Organization                                  Asset Management Company
                                                 State of Washington - SAFECO
                                                 Corporation
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                           0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                256,600 - SAFECO Asset
Person With         Power                                   Management Co.
                                                    0 - SAFECO Corporation
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                      0
                ________________________________________________________________
                (8) Shared                       256,600 - SAFECO Asset
Person With         Dispositive                             Management Co.
                    Power                           0 - SAFECO Corporation

________________________________________________________________________________
9)   Aggregate Amount Bene-                      256,600 - SAFECO Asset
     ficially Owned by Each                                 Management Co.
     Reporting Person                               0 - SAFECO Corporation
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                         6.1%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person    IA - SAFECO Asset Management Co.
     (See Instructions)          HC - SAFECO Corporation
________________________________________________________________________________

Item 1(a).     Name of Issurer:

               See front cover

Item 1(b).     Address of Issurer's Principal Executive Offices:

               2 Science Road
               Glenwood, Illinois  60425-1586

Item 2(a).     Name of Person(s) Filing:

               See Item 1 on cover page 2.

Item 2(b).     Address of Principal Business Office or, If None,
               Residence:

               SAFECO Plaza
               Seattle, WA  98185

Item 2(c).     Citizenship:

               See Item 4 on cover-page 2.

Item 2(d).     Title of Class of Securities:

               See front cover page.

Item 2(e).     CUSIP Number:

               See front cover page.

Item 3. This statement is filed pursuant to rule 13d-1(b) (1) (ii) (E) and (G) (on behalf of a registered investment adviser and its parent holding company). For classification of the filing person(s) see Item 12 on the cover page 2.

Item 4.        Ownership:

               Items (a) and (b):

               See Items 9 and 11 of the cover-page 2.

               Item (c): SAFECO Asset Management Co., as an investment adviser for four mutual funds, has under separate agree-ments with each fund shared power to vote or direct the vote and also a shared power to dispose or to direct disposition of all 256,600 shares of Landauer, Inc. Specifically, SAM shares voting and disposition power for 116,000 shares (2.7%) with SAFECO Growth Fund, Inc. and for 82,600 shares (1.95%) with SAFECO Equity Fund, Inc., 18,000 shares (.4%) with SAFECO Resource Series Trust

               Equity Portfolio and 40,000 shares (.95%) with SAFECO Income Fund, Inc. for a total of 256,600 shares (6.1%). SAFECO Growth Fund, Inc., SAFECO Equity Fund, Inc., SAFECO Income Fund, Inc. and SAFECO Resource Series Trust are not reporting persons since each owns less than 5% of Landauer, Inc.'s common stock. SAFECO Corporation, which is the parent holding company of SAFECO Asset Management Co., has no power to vote or direct the vote nor to dispose of or direct the disposition of any of the shares.

Item 5.        Ownership of 5% or Less of a Class:

               Not applicable.

Item 6.        Ownership of More than 5% on Behalf of Another Person:

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SAFECO Asset Management Company is the subsidiary which SAFECO Corporation is reporting on as the parent holding company. SAFECO Asset Management Company is an IA as specified in Item 12 on the cover-page 2.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Exhibits.

               The statement required by Rule 13d-1(f) is attached as Exhibit A.

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date ________________                          SAFECO Asset Management



                                               By ____________________________
                                                  Neal A. Fuller, Treasurer

                                               SAFECO Corporation



                                               By _____________________________
                                                  Richard W. Hubbard, Treasurer

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Landauer, Inc.'s common stock is filed on behalf of each of them.



Date ________________                          SAFECO Corporation



                                               By _____________________________
                                                  Richard W. Hubbard, Treasurer


                                               SAFECO Asset Management



                                               By ____________________________
                                                  Neal A. Fuller, Treasurer

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13 G



                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                                 Landauer, Inc.
                   ------------------------------------------
                                (Name of Issuer)


                                 Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)


                                   51476K103
                   ------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No. 51476K103
          ---------

________________________________________________________________________________
1)   Names of Reporting Persons
     S.S. or I.R.S. Identifica-                  SAFECO Asset Management Co.
     tion Nos. of Above Persons                  SAFECO Corporation
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Washington - SAFECO
     Organization                                  Asset Management Company
                                                 State of Washington - SAFECO
                                                 Corporation
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                           0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                565,800 - SAFECO Asset
Person With         Power                                   Management Co.
                                                    0 - SAFECO Corporation
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                      0
                ________________________________________________________________
                (8) Shared                       565,800 - SAFECO Asset
Person With         Dispositive                             Management Co.
                    Power                           0 - SAFECO Corporation

________________________________________________________________________________
9)   Aggregate Amount Bene-                      565,800 - SAFECO Asset
     ficially Owned by Each                                 Management Co.
     Reporting Person                            0 - SAFECO Corporation
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                       6.6%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person    IA - SAFECO Asset Management Co.
     (See Instructions)          HC - SAFECO Corporation

Item 1(a).     Name of Issurer:

               See front cover

Item 1(b).     Address of Issurer's Principal Executive Offices:

               2 Science Road
               Glenwood, Illinois  60425-1586

Item 2(a).     Name of Person(s) Filing:

               See Item 1 on cover page 2.

Item 2(b).     Address of Principal Business Office or, If None,
               Residence:

               SAFECO Plaza
               Seattle, WA  98185

Item 2(c).     Citizenship:

               See Item 4 on cover-page 2.

Item 2(d).     Title of Class of Securities:

               See front cover page.

Item 2(e).     CUSIP Number:

               See front cover page.

Item 3. This statement is filed pursuant to rule 13d-1(b) (1) (ii) (E) and (G) (on behalf of a registered investment adviser and its parent holding company). For classification of the filing person(s) see Item 12 on the cover page 2.

Item 4.        Ownership:

               Items (a) and (b):

               See Items 9 and 11 of the cover-page 2.

               Item (c): SAFECO Asset Management Co., as an investment adviser for four mutual funds, has under separate agreements with each fund shared power to vote or direct the vote and also a shared power to dispose or to direct disposition of all 565,800 shares of common stock of Landauer, Inc. Specifically, SAM shares voting and disposition power for 232,000 shares (2.7%) with SAFECO Growth Fund, Inc., 175,200 shares (2.0%) with SAFECO Equity Fund, Inc., 58,600 shares (.6%) with SAFECO

               Resource Series Trust's Equity Portfolio and 100,000 shares (1.1%) with SAFECO Income Fund, Inc. for a total of 565,800 shares (6.6%). SAFECO Growth Fund, SAFECO Equity Fund, Inc., SAFECO Income Fund, Inc. and SAFECO Resource Series Trust are not reporting persons since each owns less than 5% of Landauer, Inc.'s common stock. SAFECO Corporation, which is the parent holding company of SAFECO Asset Management Co., has no power to vote or direct the vote nor to dispose of or direct the disposition of any of the shares.

Item 5.        Ownership of 5% or Less of a Class:

               Not applicable.

Item 6.        Ownership of More than 5% on Behalf of Another Person:

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SAFECO Asset Management Company is the subsidiary which SAFECO Corporation is reporting on as the parent holding company. SAFECO Asset Management Company is an IA as specified in Item 12 on the cover-page 2.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Exhibits.

               The statement required by Rule 13d-1(f) is attached as Exhibit A.

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date ________________                          SAFECO Asset Management



                                               By ____________________________
                                                  Elna A. Thomson, Secretary

                                               SAFECO Corporation



                                               By _____________________________
                                                  Richard W. Hubbard, Treasurer

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Landauer, Inc. common stock is filed on behalf of each of them.



Date ________________                          SAFECO Asset Management



                                               By ____________________________
                                                  Elna A. Thomson, Secretary



                                               SAFECO Corporation



                                               By _____________________________
                                                  Richard W. Hubbard, Treasurer

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13 G



                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                                 Landauer, Inc.
                   ------------------------------------------
                                (Name of Issuer)


                                 Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)


                                   51476K103
                   ------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No. 51476K103
          ---------

________________________________________________________________________________
1)   Names of Reporting Persons                  SAFECO Common Stock Trust
     S.S. or I.R.S. Identifica-                  (formerly, SAFECO Growth Fund,
     tion Nos. of Above Persons                  Inc.)
                                                 SAFECO Asset Management Company
                                                  SAFECO Corporation
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Delaware - SAFECO
     Organization                                  Common Stock Trust
                                                 State of Washington - SAFECO
                                                   Asset Management Company
                                                 State of Washington - SAFECO
                                                 Corporation
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                           0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                731,200 - SAFECO Asset
Person With         Power                                   Management Co.
                                                    0 - SAFECO Corporation
                ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                      0
                ________________________________________________________________
                (8) Shared                       731,200 - SAFECO Asset
Person With         Dispositive                             Management Co.
                    Power                           0 - SAFECO Corporation

________________________________________________________________________________
9)   Aggregate Amount Bene-                      731,200 - SAFECO Asset
     ficially Owned by Each                                 Management Co.
     Reporting Person                               0 - SAFECO Corporation
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)

CUSIP No. 51476K103
          ---------

________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                        8.6%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                   IV - SAFECO Common Stock Trust
     (See Instructions)                         IA - SAFECO Asset Management Co.
                                                HC - SAFECO Corporation
________________________________________________________________________________

CUSIP No. 51476K103
          ---------

Item 1(a).     Name of Issurer:

               See front cover

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2 Science Road
               Glenwood, Illinois  60425-1586

Item 2(a).     Name of Person(s) Filing:

               See Item 1 on cover page 2.

Item 2(b).     Address of Principal Business Office or, If None,
               Residence:

               SAFECO Plaza
               Seattle, WA  98185

Item 2(c).     Citizenship:

               See Item 4 on cover-page 2.

Item 2(d).     Title of Class of Securities:

               See front cover page.

Item 2(e).     CUSIP Number:

               See front cover page.

Item 3. This statement is filed pursuant to rule 13d-1(b) (1) (ii) (E) and (G) (on behalf of a registered investment adviser and its parent holding company). For classification of the filing person(s) see Item 12 on the cover page 2.

Item 4.        Ownership:

               Items (a) and (b):

               See Items 9 and 11 of the cover-page 2.

               Item (c): SAFECO Asset Management Co., as an investment adviser to two registered investment companies, has under separate agreements with each company shared power to vote or direct the vote and also a shared power to dispose or to direct disposition of all 731,200 shares of common stock of Landauer, Inc. Specifically, SAM shares voting and disposition power for 232,000 shares (2.7%) with

CUSIP No. 51476K103
          ---------

               SAFECO Common Stock Trust's Growth Fund, 125,000 shares (1.5%) with SAFECO Common Stock Trust's Equity Fund, 97,700 shares (1.1%) with SAFECO Resource Series Trust's Equity Portfolio for a total of 731,200 shares (8.6%). SAFECO Resource Series Trust is not a reporting person since it owns less than 5% of Landauer, Inc.'s common stock. SAFECO Corporation, which is the parent holding company of SAFECO Asset Management Co., has no power to vote or direct the vote nor to dispose of or direct the disposition of any of the shares.

Item 5.        Ownership of 5% or Less of a Class:

               Not applicable.

Item 6.        Ownership of More than 5% on Behalf of Another Person:

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SAFECO Asset Management Company is the subsidiary which SAFECO Corporation is reporting on as the parent holding company. SAFECO Asset Management Company is an IA as specified in Item 12 on the cover-page 2.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 51476K103
          ---------

Exhibits.

               The statement required by Rule 13d-1(f) is attached as Exhibit A.










Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date ________________                          SAFECO Asset Management



                                               By ____________________________
                                                  Elna A. Thomson, Secretary

                                               SAFECO Common Stock Trust
                                               SAFECO Corporation



                                               By _____________________________
                                                  Richard W. Hubbard, Treasurer

CUSIP No. 51476K103
          ---------

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Landauer, Inc. common stock is filed on behalf of each of them.



Date ________________                          SAFECO Asset Management



                                               By ____________________________
                                                  Elna A. Thomson, Secretary


                                               SAFECO Common Stock Trust
                                               SAFECO Corporation



                                               By _____________________________
                                                  Richard W. Hubbard, Treasurer

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                                 Landauer, Inc.
                   ------------------------------------------
                                (Name of Issuer)


                                 Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)


                                   51476K103
                   ------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 8 Pages

CUSIP No. 51476K103
          ---------

________________________________________________________________________________
1)   Names of Reporting Person                   SAFECO Common Stock Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Delaware
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                           0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                739,500
Person With         Power
               _________________________________________________________________
                (7) Sole Disposi-
                    tive Power                      0
                ________________________________________________________________
                (8) Shared                       739,500
Person With         Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                      739,500
     ficially Owned by Each
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                         8.6%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                      IV
     (See Instructions)
________________________________________________________________________________

CUSIP No. 51476K103
          ---------

_______________________________________________________________________________
1)   Names of Reporting Persons                  SAFECO Asset Management Company
     S.S. or I.R.S. Identifica-
     tion Nos. of Above Persons
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                           State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                                   0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                           840,200
Person With         Power
               ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                              0
                ________________________________________________________________
                (8) Shared                                  840,200
Person With         Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                                 840,200(1)
     ficially Owned by Each
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                                    9.9%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                                  IA
     (See Instructions)
________________________________________________________________________________
____________________
     (1) The Reporting Person disclaims any beneficial ownership ot the shares reported on this joint 13G.

CUSIP No. 51476K103
          ---------

________________________________________________________________________________
1)   Names of Reporting Persons                  SAFECO Corporation
     S.S. or I.R.S. Identifica-
     tion Nos. of Above Persons
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                           State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                                   0
ficially
Owned by        ________________________________________________________________
Each Reporting  (6) Shared Voting                           840,200
Person With         Power
               _________________________________________________________________
                (7) Sole Disposi-
                    tive Power                              0
                ________________________________________________________________
                (8) Shared                                  840,200
Person With         Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                                 840,200(2)
     ficially Owned by Each
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                                  9.9%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                               HC
     (See Instructions)
________________________________________________________________________________
____________________
     (2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.

CUSIP No. 51476K103
          ---------

Item 1(a).     Name of Issuer:

               See front cover

Item 1(b).     Address of Issuer Principal Executive Offices:

               2 Science Road
               Glenwood, Illinois  60425-1586

Item 2(a).     Name of Person(s) Filing:

               See Item 1 on cover page (pp 2-4).

Item 2(b).     Address of Principal Business Office or, If None,
               Residence:

               SAFECO Plaza
               Seattle, WA  98185

Item 2(c).     Citizenship:

               See Item 4 on cover page (pp 2-4).

Item 2(d).     Title of Class of Securities:

               See front cover page.

Item 2(e).     CUSIP Number:

               See front cover page.

Item 3.
          If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person sfiling are:

     (a)       ( )       Broker or Dealer registered under Section 15 of
                         the Act.
     (b)       ( )       Bank as defined in Section 3(a)(6) of the Act.
     (c)       ( )       Insurance Company as defined in Section 3(a)(19) of the
                         Act.
     (d)       (X)       Investment Company registered under Section 8 of the
                         Investment Company Act.
     (e)       (X)       Investment Advisor registered under Section 203 of the
                         Investment Advisers Act of 1940.
     (f)       ( )       Employee Benefit Plan, Pension Fund which is subject to
                         provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).

CUSIP No. 51476K103
          ---------

     (g)       (X)       Parent Holding Company in accordance with Rule 13d-
                         1(b)(ii)(G).
     (h)       ( )       Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.        Ownership:

               Items (a) through (c):

               See items 1 and 5-11 of the cover pages (pp 2-4).

               The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

Item 5.        Ownership of 5% or Less of a Class:

               Not applicable.

Item 6.        Ownership of More than 5% on Behalf of Another Person:

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SAFECO Asset Management Company is the subsidiary which SAFECO Corporation is reporting on as the parent holding company. SAFECO Asset Management Company is an IA as specified in Item 12 on the cover page (p 3).

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Exhibits.

               The statement required by Rule 13d-1(f) is attached as Exhibit A.

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date ________________                          SAFECO Common Stock Trust



                                               By _____________________________
                                                 Ronald L. Spaulding, Treasurer


                                               SAFECO Corporation



                                               By _____________________________
                                                 Ronald L. Spaulding, Treasurer


                                               SAFECO Asset Management Company



                                               By ____________________________
                                                  Neal A. Fuller, Secretary

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Common Stock Trust, SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Landauer, Inc. common stock is filed on behalf of each of them.



Date ________________                          SAFECO Common Stock Trust
                                               SAFECO Corporation



                                               By _____________________________
                                                 Ronald L. Spaulding, Treasurer



                                               SAFECO Asset Management Company



                                               By ____________________________
                                                  Neal A. Fuller, Secretary

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                                 Landauer, Inc.
                   ------------------------------------------
                                (Name of Issuer)


                                 Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)


                                   51476K103
                   ------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 8 Pages

CUSIP No. 51476K103
          ---------

________________________________________________________________________________
1)   Name of Reporting Person                    SAFECO Common Stock Trust
     S.S. or I.R.S. Identifica-
     tion No. of Above Person
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                     State of Delaware
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                           0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                600,300
Person With         Power
               ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                      0
                ________________________________________________________________
                (8) Shared                       600,300
                    Dispositive
                    Power
________________________________________________________________________________
_
9)   Aggregate Amount Bene-                      600,300
     ficially Owned by
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                        7.1%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                      IV
     (See Instructions)
________________________________________________________________________________

CUSIP No. 51476K103
          ---------

_______________________________________________________________________________
1)   Name of Reporting Person                    SAFECO Asset Management Company
     S.S. or I.R.S. Identifica-
     tion Nos. of Above Person
_______________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                           State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                                   0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                           600,300
Person With         Power
               ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                              0
                ________________________________________________________________
                (8) Shared                                  600,300
                    Dispositive
                    Power
________________________________________________________________________________
_
9)   Aggregate Amount Bene-                                 600,300(1)
     ficially Owned by
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                                    7.1%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                                  IA
     (See Instructions)
________________________________________________________________________________


____________________
     (1) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.

CUSIP No. 51476K103
          ---------

_______________________________________________________________________________
1)   Name of Reporting Person                    SAFECO Corporation
     S.S. or I.R.S. Identifica-
     tion Nos. of Above Persons
________________________________________________________________________________
2)   Check the Appropriate Box                    (a)
     if a Member of a Group                       ______________________________
     (See Instructions)                           (b)
________________________________________________________________________________
3)   SEC Use Only
________________________________________________________________________________
4)   Citizenship or Place of                           State of Washington
     Organization
________________________________________________________________________________
Number of       (5) Sole Voting
Shares Bene-        Power                                    0
ficially
Owned by        ________________________________________________________________
Reporting       (6) Shared Voting                           600,300
Person With         Power
               ________________________________________________________________
                (7) Sole Disposi-
                    tive Power                              0
                ________________________________________________________________
                (8) Shared                                  600,300
                    Dispositive
                    Power
________________________________________________________________________________
9)   Aggregate Amount Bene-                                 600,300(2)
     ficially Owned by
     Reporting Person
________________________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9) Excludes
     Certain Shares (See
     Instructions)
________________________________________________________________________________
11)  Percent of Class
     Represented by Amount                                  7.1%
     in Row 9
________________________________________________________________________________
12)  Type of Reporting Person                               HC
     (See Instructions)
________________________________________________________________________________
Item 1(a).     Name of Issuer:

               See front cover

Item 1(b).     Address of Issuer Principal Executive Offices:
________________________
     (2) The Reporting Person disclaims any beneficial ownership of the shares reported on this joint 13G.

CUSIP No. 51476K103
          ---------

               2 Science Road
               Glenwood, Illinois  60425-1586

Item 2(a).     Name of Person(s) Filing:

               See Item 1 on cover page (pp 2-4).

Item 2(b).     Address of Principal Business Office or, If None,
               Residence:

               SAFECO Plaza
               Seattle, WA  98185

Item 2(c).     Citizenship:

               See Item 4 on cover page (pp 2-4).

Item 2(d).     Title of Class of Securities:

               See front cover page.

Item 2(e).     CUSIP Number:

               See front cover page.

Item 3.
          If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the persons filing are:

     (a)       ( )       Broker or Dealer registered under Section 15 of
                         the Act.
     (b)       ( )       Bank as defined in Section 3(a)(6) of the Act.
     (c)       ( )       Insurance Company as defined in Section 3(a)(19) of the
                         Act.
     (d)       (X)       Investment Company registered under Section 8 of the
                         Investment Company Act.
     (e)       (X)       Investment Advisor registered under Section 203 of the
                         Investment Advisers Act of 1940.
     (f)       ( )       Employee Benefit Plan, Pension Fund which is subject to
                         provisions of Employee Retirement Income Security Act
                         of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F).
     (g)       (X)       Parent Holding Company in accordance with Rule 13d-
                         1(b)(ii)(G).
     (h)       ( )       Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.        Ownership:

               Items (a) through (c):

               See items 1 and 5-11 of the cover pages (pp 2-4).

               SAFECO Asset Management Company and SAFECO Corporation expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

Item 5.        Ownership of 5% or Less of a Class:

               Not applicable.

Item 6.        Ownership of More than 5% on Behalf of Another Person:

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               SAFECO Asset Management Company is the subsidiary on which SAFECO Corporation is reporting as the parent holding company. SAFECO Asset Management Company is an IA as specified in Item 12 on the cover page (p 3).

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Exhibits.

               The statement required by Rule 13d-1(f) is attached as Exhibit A.

Signature.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

CUSIP No. 51476K103
          ---------

Date February __, 1996                         SAFECO Common Stock Trust



                                               By _____________________________
                                                 Ronald L. Spaulding, Treasurer


                                               SAFECO Corporation


                                               By _____________________________
                                                 Ronald L. Spaulding, Treasurer


                                               SAFECO Asset Management Company



                                               By ____________________________
                                                  Neal A. Fuller, Secretary

                                    EXHIBIT A



Agreement for filing Schedule 13-G.

Pursuant to the requirements of Regulation 13d-1(d), SAFECO Common Stock Trust, SAFECO Corporation and SAFECO Asset Management Company each agree that Schedule 13-G filed by them with regard to Landauer, Inc. common stock is filed on behalf of each of them.



Date: February __, 1996                        SAFECO Common Stock Trust
                                               SAFECO Corporation



                                               By _____________________________
                                                 Ronald L. Spaulding, Treasurer



                                               SAFECO Asset Management Company



                                               By ____________________________
                                                  Neal A. Fuller, Secretary